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EXHIBIT 10.21    Tax Sharing Agreement dated as of November 23, 1993 between
                 Ryder System, Inc. and Aviall, Inc.





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                             TAX SHARING AGREEMENT


        This Tax Sharing Agreement (the "Agreement") is being entered into in connection with a Distribution and Indemnity Agreement (the "Distribution Agreement") dated as of November 23, 1993 by and between Ryder System, Inc., a Florida corporation ("Ryder") and Aviall, Inc., a Delaware corporation ("Aviall"), pursuant to which, among other things, Ryder will distribute to holders of its common stock all the issued and outstanding common stock of Aviall (the "Distribution"). Ryder, on behalf of itself and its present and future subsidiaries other than the Aviall Group (as hereinafter defined) (the "Ryder Group"), and Aviall, on behalf of itself and its present and future subsidiaries (the "Aviall Group"), are entering into this Agreement to provide for the allocation between the Ryder Group and the Aviall Group of all responsibilities, liabilities and benefits relating to or affecting Taxes (as hereinafter defined) paid or payable by either of them for all taxable periods, whether beginning before, on or after the Distribution Date (as hereinafter defined) and to provide for certain other matters.

                                   ARTICLE I

                                  DEFINITIONS

        As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

        "Aviall Businesses" means the present and future subsidiaries, divisions and businesses of any member of the Aviall Group which are not, or are not contemplated by the Distribution Agreement to be, part of the Ryder Group immediately after the Aviall Distribution.

        "Code" means the Internal Revenue Code of 1986, as amended, and shall include corresponding provisions of any subsequently enacted federal tax laws.

        "Distribution Date" means the date determined by Ryder's Board of Directors as of which the Distribution shall be effected. For purposes of this Agreement, the Distribution shall be deemed effective as of the close of business on the Distribution Date.

        "Final Determination" shall mean the final resolution of liability for any Tax for a taxable period, (i) by





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IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of other jurisdictions; except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the taxing authority to assert a further deficiency shall not constitute a Final Determination; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the Tax imposing jurisdiction; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

        "IRS" means the Internal Revenue Service.

        "Permanent Tax Benefit" means a Tax Benefit that does not or will not result in a Tax Detriment in a prior or subsequent period.

        "Permanent Tax Detriment" means a Tax Detriment that does not or will not give rise to a Tax Benefit (other than a nonamortizable increase in tax basis) in a prior or subsequent period.

        "Ryder Businesses" means the present and future subsidiaries, divisions and businesses of any member of the Ryder Group, other than the present and future subsidiaries, divisions and businesses of any member of the Aviall Group.

        "Tax" means any of the Taxes.

        "Taxes" means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, federation or other body, and without limiting the generality of the foregoing, shall include income, sales, use, ad valorem, gross receipts, license, value added, franchise, transfer, recording, withholding, payroll, employment, excise, occupation, premium and property taxes, together with any related interest, penalties and additions to any such tax, or additional amounts imposed by any taxing authority





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(domestic or foreign) upon the Ryder Group, the Aviall Group or any of their respective members or divisions or branches.

        "Tax Benefit" means any item of loss, deduction, credit or any other Tax Item which decreases Taxes paid or payable.

        "Tax Detriment" means any item of income, gain, recapture of credit or any other Tax Item which increases Taxes paid or payable.

        "Tax Item" means any item of income, gain, loss, deduction, credit, provisions for reserves, recapture of credit or any other item which increases or decreases Taxes paid or payable, including an adjustment under Code Section 481 resulting from a change in accounting method.

        "Tax Return" means any return, filing, questionnaire, information return or other document required to be filed, including requests for extensions of time, filings made with estimated tax payments, claims for refund and amended returns that may be filed, for any period with any taxing authority (whether domestic or foreign) in connection with any Tax or Taxes (whether or not a payment is required to be made with respect to such filing).



                                   ARTICLE II

                             FILING OF TAX RETURNS

        Section 2.01 Manner of Filing. All Tax Returns filed after the Distribution Date shall be prepared on a basis which is consistent with the consummation of the transactions as set forth in the Distribution Agreement and the representations made to, and opinion obtained from, counsel in connection with the Distribution (in the absence of a controlling change in law or circumstances) and shall be filed on a timely basis (including extensions) by the party responsible for such filing under this Agreement. In the absence of a controlling change in law or circumstances, all Tax Returns filed after the date of this Agreement shall be prepared on a basis consistent with the elections, accounting methods, conventions, and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar Tax Items have been filed, to the extent that a failure to do so would result in a Tax Detriment to the other party hereto. Subject to the provisions of this Agreement, all decisions relating to the preparation of Tax Returns





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shall be made in the sole discretion of the party responsible under this
Agreement for such preparation.

        Section 2.02 Pre-Distribution Tax Returns. (a) Consolidated Returns. The Ryder consolidated federal income Tax Returns required to be filed for all periods ending on or before December 31, 1993 shall be prepared and filed by Ryder. Ryder agrees to cooperate in good faith with Aviall to determine the appropriate amount of Tax Items attributable to Aviall Businesses to be reflected on Ryder's consolidated federal income Tax Return for its taxable year ending on or before December 31, 1993.

        (b) Combined and Unitary Returns. All state and local combined and unitary corporate income Tax Returns which are required to be filed for all periods ending on or before December 31, 1993, which have not been previously filed and include a member of the Ryder Group and a member of the Aviall Group shall be prepared and filed by Ryder.

        (c) Other Returns. All other Tax Returns not described elsewhere in this Section 2.02 that are required to be filed for periods beginning before the Distribution Date shall be prepared and filed by the party which prepared and filed such Return for the most recent period for which such Return was filed or if no such Return was filed in such period, the party responsible under the appropriate law of the jurisdiction.

        Section 2.03 Post-Distribution Tax Returns. All Tax Returns for periods beginning after the Distribution Date shall be the responsibility of the Ryder Group if such Tax Returns relate solely to Ryder Businesses, and shall be the responsibility of the Aviall Group if such Tax Returns relate solely to Aviall Businesses.

                                  ARTICLE III

                                PAYMENT OF TAXES

        Section 3.01 Allocation of Tax Liabilities With Respect to Unfiled Returns.

        (a) Consolidated Federal Income Tax Liabilities. Except as otherwise provided in this Agreement, Ryder shall pay, on a timely basis, all Taxes due with respect to the consolidated federal income tax liability for the taxable year ending December 31, 1993 of the affiliated group of which Ryder is the common parent. Aviall on behalf of the Aviall Group hereby assumes and agrees to pay the Aviall





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Group's share of those Taxes for the period commencing on January 1, 1993 and ending on the Distribution Date (the "Short Period"), which payments shall be made directly to Ryder which shall then forward such Aviall payment to the IRS together with its own payments, if any.

        The Aviall Group's allocable share of the consolidated federal income tax liability for the Short Period shall be determined in accordance with the Ryder System, Inc. Tax Sharing Arrangement between Ryder System, Inc. and its Domestic Subsidiaries (the "Prior Agreement"). In the event that the Aviall Group has a net operating loss for the Short Period, Ryder shall make a payment to Aviall in accordance with the Prior Agreement with respect to the Aviall Group.

        If the calculations made pursuant to this Section 3.01(a) indicate that the Aviall Group has either overpaid or underpaid its share of the consolidated federal income tax liability for the Short Period, then at the time that Ryder's 1993 consolidated federal income tax return is filed, Ryder shall pay Aviall the amount of any such overpayment or Aviall shall pay Ryder the amount of any such underpayment.

        All calculations and determinations required to be made pursuant to this Section 3.01(a) shall be made by Ryder on a basis reasonably consistent with prior years, whose good faith determination shall be binding upon the parties hereto in the absence of mathematical error.

        (b) Combined and Unitary Corporate Income Taxes. Except as otherwise provided in this Agreement, Ryder shall pay, on a timely basis, all Taxes due with respect to any combined and unitary state and local corporate income tax liability for the taxable year ended December 31, 1993 with respect to Tax Returns that include a member of the Ryder Group and a member of the Aviall Group ("Combined Taxes"). Aviall hereby assumes and agrees to pay the Aviall Group's share of Combined Taxes in accordance with the Prior Agreement for the Short Period, which shall be made by Aviall to Ryder, which shall then forward such Aviall payment to the appropriate authority together with its own payment, if any.

        If the calculations made pursuant to this Section 3.01(b) indicate that Aviall has either overpaid or underpaid its share of its Combined Tax liability, then at such time as Ryder shall reasonably determine, but in any event not later than December 31, 1994, Ryder shall pay Aviall the amount of any such overpayment or Aviall shall pay Ryder the amount of any such underpayment.





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        All calculations and determinations required to be made pursuant to this Section 3.01(b) shall be made by Ryder on a basis reasonably consistent with prior years, whose good faith determination shall be binding upon the parties hereto in the absence of mathematical error.

        (c) All other Taxes for a taxable year beginning before the Distribution Date shall be paid by the party responsible under this Agreement for filing the Tax Return pursuant to which such Taxes are due; provided, however, that with respect to any state or local income Tax Returns that include a member of the Ryder Group and a member of the Aviall Group, Taxes payable with respect to such Returns shall be paid by the parties hereto in accordance with the Prior Agreement.

        (d) Ryder Airline Services Limited and Aviall (UK) Limited (together, "Aviall's UK Companies"), and Ryder System Holdings (UK) Limited and Ryder Public Limited Company, hereinafter known as (together, "Ryder's UK Companies", and each of the four companies individually being a "Group Member") are eligible to, and have historically, filed under the Group Relief provisions of the United Kingdom's tax law. Each Group Member agrees to participate and cooperate in filing under Group Relief for the open years, 1991-1993. Each Group Member agrees to sign the appropriate statement informing Inland Revenue that they wish to Claim a Loss or Surrender a Loss, as applicable. The Claim and Surrender statements will be prepared by Ryder and will follow the order as set out hereinafter. First, any Group Member generating a loss during the current year has the right to carry that loss back against its profits from an earlier year. Second, any Group Member that has a loss carryforward from a previous year must first use that loss in the current year. Third, the full amount of any Aviall UK Company loss will first offset any Aviall UK Company profit. Fourth, the full amount of any Ryder UK Company loss will first offset any Ryder UK company profit. Fifth, the right to surrender any remaining losses to other Group Members is in the following order: Ryder System Holdings
(UK) Limited, Aviall (UK) Limited, Ryder Airline Services Limited, and finally Ryder Public Limited Company. After transfer of losses within the Aviall UK group and within the Ryder UK group all remaining losses shall be claimed among the Group Members as agreed by the Group Members in any order or method that provides the greatest tax relief for the Group as a whole.





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        Payment is due to the Group Member surrendering a loss (Surrendering
Corporation) from the Group member accepting the loss (Accepting Corporation) in an amount that shall be equal to the amount of the loss surrendered to the Accepting Corporation from the Surrendering Corporation multiplied by the maximum statutory tax rate that would have applied to the Surrendering Corporation for the year in which the Accepting Corporation utilizes the loss. Payment shall be made at the point in time that the Accepting Corporation would normally be required to make a payment of tax for the year in question under United Kingdom law.

        If the Accepting Corporation has disclaimed capital cost allowance in order to increase its taxable income to make use of a tax loss of a Surrendering Company, thereby providing the best and most effective way of reducing the Group's overall corporation tax bill, then payment for the use of the loss shall be made as the disclaimed capital cost allowance is subsequently claimed in the Accepting Corporation's Tax Computations.

        If the original Tax Computations upon which payments for use of loss are made are subsequently revised for any reason, then the Surrendering Corporation or the Accepting Corporation shall cause payment to be made to the other (whichever is applicable) within 30 days of the date on which the new computations are accepted by Inland Revenue.

        Any disputes between the Group Members with regard to any and all matters either covered in this Section 3.01(d), or with regard to any group relief issue not covered by this Agreement, shall be resolved by the Vice President of Corporate Tax for Ryder in good faith. Such decisions shall be final and binding upon all Group Members.

        Section 3.02 (a) Permanent Change in Filed Returns. If a Final Determination has been made regarding a Tax Return with respect to any taxable period beginning before the Distribution Date and ending on or before December 31, 1993, and as a result thereof any Permanent Tax Benefit or Permanent Tax Detriment is changed (a "Permanent Change"), then:

   (i) If in connection with any such Permanent Change, the amount of the change in Permanent Tax Detriments generated by or attributable to Aviall Businesses with respect to such return ("Aviall Permanent Tax Detriments") exceeds the amount of the change in Permanent Tax Benefits generated by or attributable to Aviall Businesses with respect to such return ("Aviall Permanent Tax Benefits"), Aviall hereby assumes and agrees to pay to the appropriate authority, or to Ryder to





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the extent payment cannot be made directly to such authority or to the extent the liability for Taxes due to such authority is not increased, to the extent not previously paid to Ryder, an amount equal to the sum of (A) the product of
(x) the amount by which Aviall Permanent Tax Detriments exceed Aviall Permanent Tax Benefits and (y) the actual marginal regular tax rate applicable with respect to the relevant Tax Return, with appropriate adjustment to account for Tax credits included in such calculation, and (B) any applicable interest or penalties, if any, which is or has been imposed by any taxing authority with respect to such Aviall Tax Detriments or any interest which would have been imposed but for an offsetting Permanent Tax Benefit solely attributable to the Ryder Group.

   (ii) If in connection with any such Permanent Change, the change in Aviall Permanent Tax Benefits exceed the change in Aviall Permanent Tax Detriments, Ryder shall pay to Aviall, to the extent not previously paid, the sum of (a) the product of (x) the amount by which Aviall Permanent Tax Benefits exceed Aviall Permanent Tax Detriments and (y) the actual marginal regular tax rate applicable with respect to the relevant Tax Return, with appropriate adjustment to account for Tax credits included in such calculation, and (b) any applicable interest that is or has been paid by the applicable taxing authority or that would have been payable but for any offsetting Permanent Tax Detriment solely attributable to the Ryder Group.

        (b) Timing Differences. Ryder shall be liable for and shall indemnify and hold harmless the Aviall Group from and against any increase in Tax Detriments resulting from a Final Determination with respect to a Tax Return relating to a taxable period ending on or before December 31, 1993 if: (i) such Return includes a member of the Ryder Group and a member of the Aviall Group, and (ii) the increase in Tax Detriments will result in an increase in Tax Benefits (other than an increase in nonamortizable tax basis) in a prior or subsequent period (a "Timing Difference"). Aviall agrees to pay Ryder when it utilizes the Tax Benefit resulting from any such Timing Difference at the actual regular marginal tax rate (with appropriate adjustment for Tax credits) at which the Aviall Group utilizes such Tax Benefit.

        (c) Separate Return Liabilities. Ryder shall be liable and shall indemnify and hold harmless each member of the Aviall Group from and against all Taxes for all periods with respect to Tax Returns that only include members of the Ryder Group, and Aviall shall be liable and shall indemnify and hold harmless each member of the Ryder Group, from and





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against all Taxes for all periods with respect to Tax Returns that only include members of the Aviall Group.

        (d) Calculation of Amounts. All calculations and determinations required to be made pursuant to this Section 3.02 shall be made by Ryder on a basis reasonably consistent with prior years, whose good faith determination shall be binding on the parties hereto, in the absence of mathematical error.

        Section 3.03 Liability for Taxes with respect to Post-Distribution Periods. Unless otherwise provided in this Agreement, the Ryder Group shall pay all Taxes and shall be entitled to receive and retain all refunds of Taxes with respect to periods beginning after the Distribution Date which are attributable to Ryder Businesses. Unless otherwise provided in this Agreement, the Aviall Group shall pay all Taxes and shall be entitled to receive and retain all refunds of Taxes with respect to periods beginning after the Distribution Date which are attributable to Aviall Businesses.

        Section 3.04 Carrybacks. Aviall agrees that it will not carryback any Tax Item arising after the Distribution Date to a taxable period ending on or before the Distribution Date with respect to a Tax Return which includes a member of the Ryder Group, without the consent of Ryder, which consent shall not be unreasonably withheld. In the event that Aviall does carryback any such Tax Item with Ryder's consent, any Taxes realized thereby shall be paid over to Aviall.


                                   ARTICLE IV

              INDEMNITY:  COOPERATION AND EXCHANGE OF INFORMATION

        Section 4.01 Breach. Ryder shall indemnify and hold harmless each member of the Aviall Group, its employees, officers, directors and agents, and Aviall shall indemnify and hold harmless each member of the Ryder Group, its employees, officers, directors and agents from and against any payment required to be made as a result of the breach by a member of the Ryder Group or the Aviall Group, as the case may be, of any obligation under this Agreement.

        Section 4.02 Indemnity. (a) Whenever a party hereto (hereinafter an "Indemnitee") becomes aware of the existence of an issue which could increase the liability for any Tax of the other party hereto or any member of its Group or require a payment hereunder (hereinafter an "Indemnity





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Issue"), the Indemnitee shall promptly give notice to such other party
(hereinafter the "Indemnitor") of such Indemnity Issue. The Indemnitor and its representatives, at the Indemnitor's expense, shall be entitled to participate
(i) in all conferences, meetings or proceedings with any taxing authority, the subject matter of which is or includes an Indemnity Issue and (ii) in all appearances before any court, the subject matter of which is or includes an Indemnity Issue. The party who has responsibility for filing the Tax Return under this Agreement (the "Responsible Party") with respect to which there is an increase in liability for any Tax or with respect to which a payment is required hereunder shall have the right to decide as between the parties hereto how such matter is to be dealt with and finally resolved with the appropriate taxing authority and shall control all audits and similar proceedings. The Responsible Party agrees to cooperate in the settlement of any Indemnity issue with the other party and to take such other party's interests into account. If the Indemnitor is not the Responsible Party, such cooperation may include permitting the Indemnitor, at the Indemnitor's sole expense, to litigate or otherwise resolve any Indemnity Issue.

        Section 4.03 Cooperation and Exchange of Information. (a) Aviall shall, and shall cause each appropriate member of the Aviall Group to, prepare and submit to Ryder, at Aviall's expense, no later than January 29, 1994, all information as Ryder shall reasonably request to enable Ryder to file the Ryder consolidated federal income tax return and no later than March 10, 1994 for all information that Ryder shall reasonably request to enable Ryder to file any state and local combined or unitary corporate income tax returns for the taxable year ending December 31, 1993. Ryder shall be entitled to require Aviall to engage a public accountant reasonably acceptable to Ryder to review the information which Aviall is required to provide under this Section 4.03(a). The expenses of such public accountant shall be borne by Aviall. Aviall shall furnish to Ryder by January 29, 1994, an estimate of the Aviall Group taxable income or loss for the Short Period for use in determining the estimated income tax deposit due by Ryder on March 15, 1994, together with IRS Form 7004, "Application for Automatic Extension of Time to File Corporation Income Tax Return".

        (b) Ryder, on behalf of itself and each member of the Ryder Group, agrees to provide the Aviall Group, and Aviall, on behalf of itself and each member of the Aviall Group, agrees to provide the Ryder Group, with such cooperation and information as the other shall reasonably request of the other in connection with the preparation or filing of any





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Tax Return or claim for refund contemplated by this Agreement or in conducting any audit or other proceeding in respect to Taxes. Such cooperation and information shall include without limitation promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any taxing authority which relate to the Ryder Group or the Ryder Businesses, in the case of the Aviall Group, the Aviall Group or the Aviall Businesses in the case of the Ryder Group, and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by taxing authorities, including without limitation, foreign taxing authorities, and records concerning the ownership and Tax basis of property, which either party may possess. Each party shall make its employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

        (c) Aviall and Ryder agree to retain all Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code and the regulations promulgated thereunder relating thereto existing on the date hereof or created through the Distribution Date, until the expiration of the statute of limitations (including extensions) of the taxable years to which such Tax Returns and other documents relate and until the Final Determination of any payments which may be required in respect of such years under this Agreement. Ryder and Aviall agree to advise each other promptly of any such Final Determination. Any information obtained under this Section shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other proceeding.

        (d) If any member of the Ryder Group or the Aviall Group, as the case may be, fails to provide any information requested pursuant to this Section
4.03 by (i) the dates, specified in subsection (a) hereof or, (ii) with respect to information not requested pursuant to subsection (a) hereof, within a reasonable period, as determined in good faith by the party requesting information, then the requesting party shall have the right to engage a public accountant of its choice to gather such information. Aviall and Ryder, as the case may be, agree upon 24 hours' notice, in the case of a failure to provide information pursuant to subsection (a) hereof, and otherwise upon 30 days' notice after the expiration of such reasonable period, to permit any such public accountant full access to all appropriate records or other information in the possession of any member of the Ryder





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Group or the Aviall Group, as the case may be, during reasonable business hours, and to reimburse or pay directly all costs and expenses in connection with the engagement of such public accountants.

        (e) If any member of the Ryder Group or the Aviall Group, as the case may be, supplies information to a member of the other Group pursuant to this
Section 4.03 and an officer of the requesting party signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the party supplying such information shall certify, under penalties of perjury, the accuracy and completeness of the information so supplied. Ryder agrees to indemnify and hold harmless each member of the Aviall Group and its directors, officers and employees, and Aviall agrees to indemnify and hold harmless each member of the Ryder Group and its directors, officers and employees from and against any cost, fine, penalty or other expense of any kind attributable to the negligence or willful misconduct of a member of the Ryder Group or the Aviall Group, as the case may be, in supplying a member of the other Group with inaccurate or incomplete information.

        Section 4.04 Certain Post-Distribution Transactions. Aviall shall, and shall cause each Aviall Group member to, comply with each written representation and statement made, or to be made, to counsel in connection with the opinion of counsel obtained by Ryder with respect to the Distribution, and any other transaction contemplated by this Agreement. Aviall further agrees that except as specifically set forth in the opinion of counsel including any representations and facts or explanation of business purpose included therein, as the case may be, during the two-year period following the Distribution Date
(i) it shall not cease to engage in an active trade or business within the meaning of Section 355(b)(2) of the Code, (ii) it shall not redeem any shares of Aviall stock and (iii) it will neither liquidate nor merge with any other corporation, unless in the opinion of Wachtell, Lipton, Rosen & Katz or other nationally recognized counsel to Aviall, which opinion and which counsel shall be satisfactory to Ryder, or pursuant to a favorable ruling letter obtained from the IRS and satisfactory to Ryder, such act or omission would not adversely affect the federal income tax consequences of the Distribution to any of Aviall, Ryder or the stockholders of Ryder, as set forth in any opinion issued by counsel. In addition, Aviall agrees to indemnify and hold Ryder, its employees, officers, directors and agents harmless from and against the results of any transaction in the stock





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or assets, or any combination thereof, of Aviall or its subsidiaries after the
Distribution Date, which causes the Distribution to fail to qualify as tax-free under Section 355 of the Code.

                                   ARTICLE V

                                 MISCELLANEOUS

        Section 5.01 Expenses. Unless otherwise expressly provided in this Agreement or in the Distribution Agreement, each party shall bear any and all expenses that arise from their respective obligations under this Agreement.

        Section 5.02 Entire Agreement; Termination of Prior Agreements. This Agreement constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes all other agreements, whether or not written, except to the extent the Prior Agreement is incorporated by reference herein, in respect of any Tax between or among any member or members of the Ryder Group, on the one hand, and any member or members of the Aviall Group, on the other hand. Except as otherwise provided herein, effective as of the Distribution Date, all such agreements are hereby cancelled and any rights or obligations existing thereunder are hereby fully and finally settled without any payment by any party thereto. This Agreement may not be amended except by an agreement in writing, signed by the parties hereto. Anything in this Agreement or the Distribution Agreement to the contrary notwithstanding, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the Distribution Agreement, the provisions of this Agreement shall control.

        Section 5.03 Notices. All notices and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:





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        To Ryder or any member of the Ryder Group:

                 Ryder System, Inc.
                 3600 N.W. 82nd Avenue
                 Miami, Florida  33166

                 Attention:  General Counsel


        To Aviall or any member of the Aviall Group:

                 Aviall, Inc.
                 9311 Reeves Street
                 Dallas, Texas  75235

                 Attention:  General Counsel


        Section 5.04 Resolution of Disputes. Any disputes between the parties with respect to this Agreement shall be resolved by a "Big Six" public accounting firm or a law firm satisfactory to Ryder and Aviall, whose fees and expenses shall be shared equally by Ryder and Aviall.

        Section 5.05 Application to Present and Future Subsidiaries. This Agreement is being entered into by Ryder and Aviall on behalf of themselves and each member of the Ryder Group and Aviall Group, respectively. This Agreement shall constitute a direct obligation of each such member and shall be deemed to have been readopted and affirmed on behalf of any corporation which becomes a member of the Ryder Group or Aviall Group in the future. Ryder and Aviall hereby guarantee the performance of all actions, agreements and obligations provided for under this Agreement of each member of the Ryder Group and the Aviall Group, respectively. Ryder and Aviall shall, upon the written request of the other, cause any of their respective group members formally to execute this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the successors, assigns and persons controlling any of the corporations bound hereby for so long as such successors, assigns or controlling persons are members of the Ryder Group or the Aviall Group or their successors and assigns.

        Section 5.06 Term. This Agreement shall commence on the date of execution indicated below and shall continue in effect until otherwise agreed to in writing by Ryder and Aviall, or their successors.

        Section 5.07 Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part or to affect the meaning or interpretation of this Agreement.

        Section 5.08 Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

        Section 5.09 Governing Law. This Agreement shall be governed by the laws of the State of Florida.

        IN WITNESS WHEREOF, the parties have executed this agreement as of the 23rd day of November, 1993.


                                        RYDER SYSTEM, INC.



                                        By
                                          -------------------------

                                        AVIALL, INC.



                                        By
                                          -------------------------




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